Exhibit 10.40

THIRD AMENDMENT OF

THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT

This THIRD AMENDMENT OF THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT (this “Third Amendment”) is made and effective as of February 28, 2009 (the “Third Amendment Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and DOW AGROSCIENCES LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 (“DAS”) (each of Sangamo and DAS being a “Party,” and collectively, the “Parties”).

WHEREAS, Sangamo and DAS are parties to certain Research and Commercial License Option Agreement, dated as of October 1, 2005 (as previously amended, the “Agreement”);

WHEREAS, pursuant to Section 2.6(b) of the Agreement, the Parties may expand the licenses granted by Sangamo to DAS in Section 2.1 of the Agreement to include sublicenses under intellectual property licensed to Sangamo after the Effective Date of the Agreement;

WHEREAS, on June 5, 2007, Sangamo entered into a License Agreement (the “Utah Agreement”) with the University of Utah Research Foundation (“Utah”), pursuant to which Sangamo received a license under certain intellectual property (the “Utah IP”); and

WHEREAS, Sangamo and DAS now desire to amend the Agreement as set forth below to include a sublicense under intellectual property licensed to Sangamo pursuant to the Utah Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Parties hereby agree that the Utah Agreement is, as of the Third Amendment Effective Date, deemed to be a Third Party License in accordance with Section 2.6(b) of the Agreement. DAS hereby agrees and acknowledges that its sublicense to the Utah IP is subject to the terms and conditions of the Utah Agreement and that such terms and conditions (with the exception of any financial provisions) are hereby incorporated by reference into the Agreement.

2. DAS shall provide Sangamo, within twenty (20) days of execution thereof, with a copy of each agreement pursuant to which DAS grants a sublicense of the Utah IP and each document amending or and terminating such an agreement. Sangamo shall be permitted to provide Utah with copies of such agreements and documents in accordance with Section 4.5 of the Utah Agreement.

3. Notwithstanding the payments that DAS would otherwise have been responsible for pursuant to Sections 8.11(b), (c), (d) and (e) of the Agreement solely with respect to the Utah Agreement, DAS shall only be responsible for paying the following payments owed to Utah under the Utah Agreement:

(a) the annual sublicense fees due pursuant to Section 4.3(a)(ii) or 4.3(b)(ii) of the Utah Agreement, whichever is applicable, for DAS’ sublicense to the Utah IP;

(b) the sublicense fee due pursuant to Section 4.3(a)(i) or 4.3(b)(i) of the Utah Agreement, whichever is applicable, for each sublicense granted by DAS to the Utah IP;

(c) the annual sublicense fees due pursuant to Section 4.3(a)(ii) or 4.3(b)(ii) of the Utah Agreement, whichever is applicable, for each sublicense granted by DAS to the Utah IP; and

(d) the costs and legal fees owed by Sangamo pursuant to Section 10.2 of the Utah Agreement for the preparation, prosecution and maintenance of Field Specific Sangamo Patents that are licensed under the Utah Agreement; provided that Sangamo provides DAS with an invoice therefor promptly after it receives the corresponding invoice from Utah.

DAS shall pay such amounts to Sangamo, and provide Sangamo with any corresponding reports, at least ten (10) days in advance of the applicable due date. Provided it receives such items in a timely manner, Sangamo shall pay such amounts to, and file such reports with, Utah on or before the applicable due date.

4. This Third Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The validity, performance, construction, and effect of this Third Amendment shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of California by residents of the State of Delaware, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction. This Third Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

In Witness Whereof, the Parties have executed this Third Amendment in duplicate originals by their proper officers as of the Third Amendment Effective Date.

SANGAMO BIOSCIENCES, INC.		DOW AGROSCIENCES LLC

By:	/s/ David G. Ichikawa	By:	/s/ Kay Kuenker
Name:	David G. Ichikawa	Name:	Kay Kuenker
Title:	SVP Business Development	Title:	VP of New Business Platform

2